EMPLOYMENT AGREEMENT

         AGREEMENT made as of this 7th day of February, 1997, by and between Douglas S. Hackett (the "Executive"), and Fortune 21, Inc., a Florida corporation (the "Company"), a wholly-owned subsidiary of Fortune Financial Systems, Inc., a Nevada corporation (the "Parent Company").

         WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment, and the Executive desires to accept such employment and to enter into such agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

         1.       Position and Responsibilities; Outside Opportunities.

                  A. As of February 1, 1997 (the "Effective Date"), the Executive shall serve as Executive Vice President of the Company and, in such capacity, shall exercise such powers and comply with and perform such directions and duties in relation to the business and affairs of the Company as are customarily associated with that position and as may from time to time be vested in or given to him by the Boards of Directors of the Company and of the Parent Company. The Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Boards of Directors of the Company and of the Parent Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company's business. Notwithstanding the foregoing, the Executive may engage in the activities listed on Schedule A hereto.

                  B. The Executive acknowledges and agrees that any business opportunities of any nature within the scope of the Parent Company, the Company or their respective subsidiaries' businesses or substantially similar to such businesses that the Executive may become aware of or be presented with during the course of his employment hereunder shall be deemed the property of the Company. The Executive shall not use or otherwise pursue such business opportunities without first presenting such opportunities to the Boards of Directors of the Company and the Parent Company. If the Boards of Directors and the Parent Company determine, within a reasonable period of time, that the Company will not pursue such business opportunities then, subject to Section 6 hereof, the Executive may pursue such opportunities for his own account.

         2. Compensation: Salary, Bonus and Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation, including the following annual salary, bonus and other fringe benefits:

                  A. Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall pay to the Executive a base



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salary at the rate of  $25,000  per month  (such  salary as it may be  increased being hereinafter referred to as the "Base Salary"). The Base Salary shall be increased, at minimum, by 5% per year. Except as may otherwise be agreed in writing, the Base Salary shall be payable in conformity with the Company's customary practices for executive compensation as such practices shall be established or modified from time to time. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes.

                  B. Reduction of Salary. Pursuant to the Contribution and Operating Agreement, dated as of February 7, 1997, by and among the Parent Company, Success Holdings Company, LLC, an Illinois limited liability company ("Success Holdings") and Peter Morris ("Morris"), the Company will receive $500,000 from Morris and Morris will arrange to have a $250,000 line of credit established for use by the Company. If, after such amount has been received by the Company and such line of credit has been utilized in full, the Board of Directors of the Parent Company determines, after due regard for the Company's financial condition, and current and future capital commitments, that the Company does not have sufficient cash flow to pay the Base Salary, then the Executive's salary shall be reduced to $15,000 per month until such time as the Parent Company's Board of Directors shall determine that the Company's cash flow is sufficient to pay the Base Salary. In the event such determination of sufficiency is made, the Executive shall receive any portion of the Base Salary not paid during such period over such period of time as the Board of Directors of the Parent Company shall determine.

                  C. Bonuses: The Executive shall be entitled to receive, annually, a cash bonus, not in excess of $200,000, equal to 10% of the Company's net earnings before taxes as reflected in the Company's regularly prepared audited financial statements, but before deducting any bonuses under this or other executive employment or consulting agreement ("Pre-tax Profits"). If the Company's Pre-tax Profits exceed $5 million for any fiscal year and the Executive is employed hereunder for at least nine months of such fiscal year, then the Executive shall be entitled to receive an additional bonus in the form of a combination of cash and stock options having net value as follows: if Pre-tax Profits exceed $5 million but are less than $6 million, $250,000; if Pre- tax profits exceed $6 million but are less than $7 million, $350,000; and if Pre-tax Profits exceed $7 million, $500,000, as further described below. The Board of Directors shall determine, in its sole discretion, the combination of cash and stock options the Executive shall receive. To the extent that the Executive is granted options as described above to purchase shares of the Parent Company's common stock, such stock options (x) shall have an exercise price per share to be determined by the Board of Directors, provided, that such exercise price is equal to not more than 50% of the Fair Value of the share on the date of grant, (y) shall be granted in accordance with a stock option agreement, the form of which will be mutually acceptable to the Executive and the Parent Company, and which agreement will provide that the options shall be fully vested upon the date of grant and that one-third of the options shall be exercisable on each of the date of grant and the first and second anniversaries of the date of grant, and (z) may be subject to the terms of any Parent Company employee stock option plan adopted by the Parent Company after the date hereof. The "net value" of any stock options granted to the Executive under the Section for purposes of calculation the $500,000 valuation above shall be the Fair Value per share on the date of grant under such option multiplied by the number of shares subject to such option. The term "Fair Value" of a share of the Parent Company's common



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stock  shall  mean (i) if the common  stock is traded on a  national  securities exchange, the closing price for such stock on the day immediately preceding the date of determination or if there is no closing price on such date, the last preceding closing price, (ii) if the common stock is not traded on a national securities exchange, the mean of the high bid and ask quotes of such stock as reported in the NASDAQ/NMS reports or the National Quotation Bureau Inc.'s pink sheets or in the NASD Bulletin Board on the day immediately preceding the date of determination or if there were no high bid and ask quotes on such date, the last preceding day that there were, and (iii) if neither (i) or (ii) are applicable, as determined in good faith by the Board of Directors.

         All cash bonuses shall be paid to the Executive at such time as annual bonuses are paid to executives of the Company generally, but in no event later than 60 days after the end of each fiscal year. All bonuses consisting of stock options shall be granted no later than 60 days after the end of each fiscal year.

                  D. Employee Benefits. The Executive shall be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its executive management employees generally.

                  E. Vacations. During each calendar year during the term of his employment, the Executive shall be entitled to five weeks paid vacation. In addition, the Executive shall be entitled to all paid holidays given by the Company to its employees generally.

                  F. Expenses. During the term of the Executive's employment under this Agreement, the Company shall pay the Executive (i) an automobile allowance of $800 per month, (ii) $600 per month for the payment of certain club membership fees, and (iii) an entertainment expense allowance of $1,000 per month. The Executive shall also be entitled to receive prompt reimbursement, in accordance with the Company's policies, for all other reasonable and customary expenses incurred by him in performing services hereunder.

         3. Term. The term of the Executive's employment under this Agreement shall be from the Effective Date until the fifth anniversary of the Effective Date, unless earlier terminated as hereinafter provided.

         4. Termination. The Executive's term of employment under this Agreement may be earlier terminated as follows:

                  A. At the Election of the Company For Cause. The Company may, immediately and unilaterally, terminate the Executive's employment hereunder "for cause" at any time during the term of this Agreement upon written notice to the Executive, but only after a determination to so terminate the Executive has been made by a decision approved by all members of the Board of Directors of the Company and the Parent Company other than the Executive and James S. Byrd, Jr. at a meeting duly noticed and held with an opportunity for the Executive to be heard. Termination of the Executive's employment by the Company shall constitute a termination "for cause" under this Section 4(A) if such termination is for one or more of the following causes:


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(i) intentional  misconduct causing material damage to the Company; (ii) any act of fraud, misappropriation, misfeasance, malfeasance or knowing breach of fiduciary duty; (iii) conviction of a felony, or repeated habitual drunkenness or drug addiction; (iv) continued gross negligence in the conduct or management of the Company not remedied within 30 days after receipt of written notice from the Company; (v) willful refusal to perform the duties reasonably assigned to the Employee by the Board of Directors; (vi) willful and material breach by the Executive of Sections 6, 7 or 8 of this Agreement, or (vii) breach by the Executive of any other material provision of this Agreement in any material respect not remedied within 30 days after receipt of written notice from the Company. Any notice given by the Company pursuant to this Section shall describe the activities which, in the Company's opinion, constitute cause and shall state that the Company believes that such activities constitute cause under this Agreement. In the event of a termination "for cause" pursuant to the provisions of clauses (i) through (vii) above, inclusive, the Executive shall be entitled to no payments or other benefits, and shall have no further rights under this Agreement. Notwithstanding the foregoing, the Executive shall retain any stock options granted to the Executive prior to the date of such termination pursuant to Section 2(C) hereof.

                  B. At the Election of the Executive or Upon Death or Disability. (i) The Executive's employment hereunder shall terminate upon his death, and may be terminated by the Company due to his Disability (as defined below). "Disability" shall mean the determination by the Board of Directors of the Company that the Executive is physically or mentally incapacitated and has been unable for a period of 90 days, whether or not continuous, in any period of 12 consecutive months, to perform the duties for which he was responsible immediately before the onset of his incapacity.

                  (ii) In the event the Executive voluntarily terminates his employment hereunder or his employment hereunder is terminated due to death or Disability, until the date of such termination of his employment, the Executive (or the Executive's heirs) shall be entitled to receive payments of Base Salary pursuant to Section 2(A) and expense payments pursuant to Section 2(C). In addition, to the extent the Executive was entitled to receive a cash or stock option bonus pursuant to Section 2(C), such bonus shall be paid to the Executive (or his heirs) in accordance with Section 2(C).

         5. Insurance. The Company shall use reasonable best efforts to obtain a key man insurance policy (the "Insurance Policy") on the Executive in an amount equal to $5,000,000 at reasonable premium cost. The Company shall be the sole beneficiary of the Insurance Policy.

         6. Noncompetition Covenant. A. During the period of his employment hereunder, the Executive agrees that he will not engage and will not serve as a partner, officer, director, consultant, employee, stockholder or in any other capacity to any company or business organization which engages in any business activity which is competitive with the principal business of the Company, the Parent Company or Success as of date of termination (other than the activities listed on Schedule A) unless the Executive obtains the prior approval of the Company, Success, Morris, and James S. Byrd, Jr. and provides such persons with full disclosure of the Executive's proposed activities. Notwithstanding the foregoing, the Executive may own up to 5% of the outstanding common stock of any



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class of common equity which is traded on a national  securities  exchange or in the over-the-counter market.

                  B. The Company may, at its option, require the Executive to observe the foregoing non-competition covenant, notwithstanding his termination or voluntary resignation, provided the Company continues to pay to the Executive the base salary set forth in Section 2.A for the period of time for which the Company requires the non-competition covenant to be in effect; provided, however, the Company shall give the Executive 90 days notice prior to the termination of such period.

         7.       Non-Solicitation.

                  A. During the period of his employment hereunder and, if termination is for cause, or voluntary by the Executive. for two years after the termination of his employment, Executive agrees that he shall not directly or indirectly solicit for employment, employ in any capacity or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is a current or "former" employee of the Company, the Parent Company or Success or their affiliates. As used in this Agreement, "former" employee means any employee who was an employees of the Company, the Parent Company or Success or their respective affiliates within 90 days of such solicitation.

                  B. If the Executive violates the provisions of Section 7(A) hereof, then the Executive shall pay to either the Company, Fortune 21, or Success, as appropriate, an amount equal to the compensation the solicited person received from such company for the twelve months prior to the termination of such person's employment with such company. Such amount shall be payable by the Executive within 30 days after the Executive's receipt of written notice from the Company, the Parent Company or Success, as appropriate.

         8. Nondisclosure Obligation. Executive will not at any time, whether during or after the termination of his employment, divulge, use, furnish, disclose or make available to any person, association or company any of the trade secrets or confidential information concerning the organization, marketing plans and strategies, pricing policies, plans and strategies relating to acquisitions made or to be made by the Company, the Parent Company or Success, the business, finances or financial information, of the Company, the Parent
Company, or Success so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an officer of the Company or the Parent Company as may be in the public domain through no fault of his, as may be required by law, or as were acquired by the Executive prior to his association with the Company. Executive shall keep secret all matters of such nature entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss to the Company, the Parent Company or Success. Upon the termination of the Executive's employment, the Executive shall return to the Company or Success, as appropriate, any confidential materials in the Executive's possession. Such materials may include professional, technical and administrative manuals and the associated forms, processes, computer software and other methodologies and systems. If the Executive is required to disclose any confidential information by law, the Executive shall contact the Company's Board of Director prior to such disclosure.

         9. Remedies Upon Breach. Executive agrees that any breach of this Agreement by him could cause irreparable damage to the Company, the Parent Company or Success and that in the event of such breach the Company, the Parent Company and Success shall have, in addition to any and all remedies of law and otherwise under the Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of his obligations hereunder, plus the recovery of any and all costs and expenses incurred by the Company, the Parent Company and Success, including reasonable attorneys fees in connection with the enforcement of this Agreement, provided that the Company, the Parent Company and Success shall have been successful on the merits or otherwise in any proceeding related to the enforcement thereof.

         10. Representations. The Executive hereby represents and warrants that his employment with the Company on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder. The Executive represents that he has no knowledge of any circumstance which would prevent the Company from obtaining the Insurance Policy and, to his knowledge, he is in good health.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.

         12. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

         13. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 13. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Board of Directors then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

         14. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

         15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly given when (i) delivered by hand, (ii) 5 days after mailing if sent by first-class certified mail, postage prepaid, return receipt requested, (iii) on the scheduled delivery date, if sent by overnight commercial courier, or (v) transmitted by telecopy or facsimile machine (with receipt confirmed) provided a copy is mailed by registered mail, return receipt requested, to the following address or fax number, as applicable, of the party to whom such notice is to be made or to such other address as such party may designate in the same manner provided herein:

         If to the Company:

         1200 W.S.R. 434, Ste 112
         Longwood, Florida 32750
         Attn: James S. Byrd, Jr.


         If to the Executive:

         Douglas S. Hackett
         1900 Alaqua Drive
         Longwood, Florida 32779

         16. Survival of Obligations. Executive's obligations under this Agreement shall survive the termination of his employment with the Company regardless of the manner of such termination and shall be binding upon his heirs, executors and administrators. The provisions of Sections 6, 7 and 8 shall survive the termination or expiration of this Agreement as a continuing agreement of the Executive. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

         17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration to be held in Orlando, Florida. Upon the occurrence of any such dispute or controversy, each of the parties shall select an arbitrator (an "Arbitrator") who has no prior professional or personal relationship with any party, the Arbitrators so chosen shall select a third Arbitrator and each party shall furnish to the Arbitrators written notice (each, a "Party Determination") of such party's desired outcome or resolution for such dispute or controversy. If upon receipt of a Party Determination, the Arbitrators shall notify the other party in writing (a "Determination Notice") that they have received such Party Determination and the Arbitrators shall not disclose the contents thereof until the earlier of the Arbitrators' receipt of Party Determinations from the other party and 20 days after delivery of the Determination Notice. If the other party fails to deliver its Party Determinations within 20 days after delivery of the Determination Notice, the first Party Determinations shall be the resolution of the dispute or controversy. If more than one Party Determination is delivered to the Arbitrators within 20 days after the delivery of the Determination Notice, the



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Arbitrators  shall  determine  the  resolution  of the  dispute or  controversy;
provided, however, that in determining the resolution of the dispute or controversy, the Arbitrators' discretion shall be limited to selecting one of the proposed resolutions set forth in the Party Determinations delivered to the Arbitrators within 20 days after the delivery of the Determination Notice. All
fees  and  expenses  of  the   Arbitrators   incurred  in  connection  with  its
determination of such dispute or controversy shall be borne by the party that submitted a Party Determination that was not chosen by the Arbitrators. All decisions of the Arbitrators shall be final and binding on each of the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

FORTUNE 21, INC.

By: /s/ James S. Byrd
    -----------------
James S. Byrd, Jr.
President

EXECUTIVE

By: /s/ Douglas S. Hackett
    ----------------------
Douglas S. Hackett
Executive Vice President


PARENT COMPANY:

FORTUNE FINANCIAL SYSTEMS INC.

By: /s/ James S. Byrd
    -----------------
James S. Byrd, Jr.
President


Solely with respect to Sections 6, 7 and 8

SUCCESS HOLDINGS COMPANY, LLC
By: /s/s Peter R. Morris
    --------------------
Peter R. Morris
Chairman of the Board

                                   SCHEDULE A


                             (Permitted Activities)

1.       Hackett Media, Inc. - 100% owned by Hackett
         - Advertising and Direct Response Marketing Agency
         - Consulting Services - TV, marketing, print, direct mail, turnarounds, radio, general media

2.       List Mart of Florida, Inc. - 50% Hackett; 50% M. Colhen
         List Rental of direct mail, brokerage, consulting

3.       JC Holdings, Inc.
         Direct mail, list brokerage, database management, consulting, list where

4.       Securities  Insurance  and Money  Management  - 100%  owned by  Hackett
         Securities licenses, insurance licenses held with different firms and organizations)

5.       Tax Institute - 100% owned by Hackett
         Owner and developer of Tax Institute and Tax Connection programs and other private labeled versions.

6.       Hackett Travel Services - 100% Rep. deal
         Independent travel agent

7.       Real Estate Investments
         Various properties and property management

8.       Success Holdings/Magazine
         Minority Shareholder - Board/Director